PROSPECTUS
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-141791
31,052,397 Shares
Common Stock
     We are registering our common stock, par value $0.01 per share, for resale by the selling stockholders identified in this prospectus. We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the sale of shares by the selling stockholders. Specifically, this prospectus relates to the resale of 21,415,447 shares of our common stock and 9,636,950 shares of our common stock issuable upon the exercise of warrants. The selling stockholders acquired these shares of common stock and warrants from us in a private placement that closed on March 13, 2007.
     For a description of the plan of distribution of the resale shares, see page 6 of this prospectus.
     Our common stock is currently traded on the Global Market of The NASDAQ Stock Market LLC under the symbol “NTEC.” On April 30, 2007, the last reported sales price for our common stock was $2.50 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” INCLUDED IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AS WELL AS SUBSEQUENTLY FILED FORMS 10-Q BEFORE YOU DECIDE TO INVEST.

     Neither the Securities and Exchange Commission (SEC) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is May 1, 2007.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. No one is making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only and that any information we have incorporated by reference is accurate as of the date of the document incorporated by reference only, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

-i-

WHO WE ARE
     We are a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins, which we believe will be competitive with best-in-class protein drugs currently on the market. Our lead therapeutic protein candidates are GlycoPEG-EPO (NE-180), and GlycoPEG-GCSF.
     NE-180 is a long-acting version of erythropoietin (EPO) produced in insect cells. EPO is prescribed to stimulate production of red blood cells, and is approved for sale in major markets around the world for treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure. NE-180 is being developed for the treatment of anemia in adult cancer patients with non-myeloid malignancies receiving chemotherapy and for the treatment of anemia associated with chronic kidney disease, including patients on dialysis and patients not on dialysis. During 2006, we completed a Phase I clinical trial for NE-180 in Switzerland. In January 2007, we received approval from Swissmedic, the Swiss Agency for Therapeutic Products, for the initiation of a Phase II human trial to evaluate the safety, tolerability and dose response of NE-180 in cancer patients receiving platinum-based chemotherapy. In March 2007, we received approval from the U.S. Food and Drug Administration to initiate clinical trials in the U.S. in response to our amended Investigational New Drug Application.
     Our second proprietary protein, GlycoPEG-GCSF, is a long-acting version of granulocyte colony stimulating factor (G-CSF) that we are co-developing with BioGeneriX AG, a company of the ratiopharm Group. G-CSF is prescribed to stimulate production of neutrophils (a type of white blood cell) and is approved for sale in major markets around the world for treatment of neutropenia associated with myelosuppressive chemotherapy. In November 2006, BioGeneriX initiated the first, of two planned Phase I clinical trials for GlycoPEG-GCSF. In March 2007, BioGeneriX initiated the second Phase I clinical trial for GlycoPEG-GCSF. We expect BioGeneriX to complete both Phase I clinical trials during 2007.
     We have also entered into two agreements with Novo Nordisk A/S to use our GlycoPEGylation™ technology to develop and commercialize next-generation versions of Factors VIIa, VIII and IX, one of which, Factor VIIa, is currently marketed by Novo Nordisk. In 2006, we successfully completed technical transfer of the manufacturing process for GlycoPEG-FVIIa to Novo Nordisk, who performed preclinical pharmacokinetic and pharmacodynamic studies, and conducted other preclinical activities, on Factors VIIa and IX. Novo Nordisk has announced that they plan to initiate Phase I clinical studies for Factor VIIa in 2007. Factor VIIa is used in the treatment of bleeding episodes and for the prevention of bleeding during surgery or invasive procedures in patients with congenital hemophilia with inhibitors to coagulation factors VIII or IX.
     Most therapeutic proteins in development or on the market today are glycoproteins—proteins with carbohydrate structures attached. These carbohydrates are important to the proper functioning of the proteins. We believe that our enzymatic pegylation technology, GlycoPEGylation, can improve the drug properties of therapeutic proteins by building out, and attaching polyethylene glycol (PEG) to, carbohydrate structures on the proteins. We are using our technology to develop proprietary versions of protein drugs with proven safety and efficacy and to improve the therapeutic profiles of proteins being developed by our partners. We expect these modified proteins, such as NE-180 and GlycoPEG-GCSF, to offer significant advantages, including less frequent dosing and possibly improved efficacy, over the original versions of the drugs now on the market, as well as to meet or exceed the pharmacokinetic profile of next-generation versions of the drugs now on the market. We believe this strategy of targeting drugs with proven safety and efficacy allows us to lower the risk profile of our proprietary development portfolio as compared to de novo protein drug development. We intend to continue to focus our research and development resources on therapeutic proteins that we believe have the highest probability of clinically meaningful therapeutic profile improvements from our technology and are in commercially attractive categories.
     Our executive offices and research facility are located at 102 Rock Road, Horsham, PA 19044, our telephone number is 215-315-9000 and our website is at http://www.neose.com. Information contained on our website is not incorporated into this prospectus.
RISK FACTORS
     The “Risk Factors” included in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2006 have been incorporated herein by reference. Our business, financial condition or results of operations could be materially adversely affected by any one or more of the risks incorporated herein by reference. The trading price of our common stock could decline due to any one or more of the risks, and you may lose all or part of your investment.
     You should carefully consider the risks incorporated herein by reference before making an investment decision. The referenced risks are those currently known to us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Certain information in this prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and include, but are not limited to, statements about our plans, objectives, representations and contentions that typically may be identified by use of terms such as “anticipate,” “believe,” “estimate,” “plan,” “may,” “expect,” “intend,” “could,” “potential,” and similar expressions, although some forward-looking statements are expressed differently. These forward-looking statements include, among others, the statements about our:
•	estimate that our existing cash and cash equivalents, expected proceeds from collaborations and license agreements, and interest income should be sufficient to meet our operating and capital requirements at least through the second quarter of 2008;

•	expected losses;

•	expectations for future capital requirements;

•	expectations for increases in operating expenses;

•	expectations for increases in research and development, and marketing, general and administrative expenses in order to develop products, procure commercial quantities of reagents and products, and commercialize our technology;

•	expectations regarding the scope and expiration of patents;

•	expectations regarding the timing of non-clinical activities, regulatory meetings and submissions, as well as the progression of clinical trials, for NE-180 and GlycoPEG-GCSF;

•	expectations for the development of long-acting versions of EPO and G-CSF, and subsequent proprietary drug candidates;

•	expectations regarding net cash utilization;

•	expectations for generating revenue; and

•	expectations regarding the timing and character of new or expanded collaborations and for the performance of our existing collaboration partners in connection with the development and commercialization of products incorporating our technology.
     You should be aware that the forward-looking statements included in this prospectus represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Potential risks and uncertainties that could affect our actual results include the following:
•	our ability to obtain the funds necessary for our operations;

•	our ability to meet forecasted timelines due to internal or external causes;

•	unfavorable non-clinical and clinical results for our products;

•	our ability to develop commercial-scale manufacturing processes for our products and reagents, either independently or in collaboration with others;

•	the performance of our CROs and CMOs;

•	our ability to enter into and maintain collaborative arrangements;

•	our ability to obtain adequate sources of proteins and reagents;

•	our ability to develop and commercialize products without infringing the patent or intellectual property rights of others;

•	our ability to expand and protect our intellectual property and to operate without infringing the rights of others;

•	our ability and our collaborators’ ability to develop and commercialize therapeutic proteins and our ability to commercialize our technology;

•	our ability to attract and retain key personnel;

•	our ability to compete successfully in an intensely competitive field; and

•	general economic conditions.
     These and other risks and uncertainties that could affect our actual results are discussed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2006 in the section entitled “Risk Factors.”
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements other than as required by applicable law. We do not undertake any duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results, except as required by the federal securities laws.
USE OF PROCEEDS
     We will not receive any proceeds from the sale or other disposition by the selling stockholders of the shares of our common stock covered hereby, or interests therein.
     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees, listing fees of The NASDAQ Stock Market LLC (NASDAQ) and fees and expenses of our counsel and our accountants.
     A portion of the shares of common stock covered by this prospectus are issuable upon exercise of warrants to purchase common stock. Upon any cash exercise of the warrants, the selling stockholders will pay us the exercise price of the warrants. Under certain circumstances, the holders of our warrants may exercise their warrants on a cashless basis. The exercise price of the warrants is $1.96 per share. We will use any cash we receive upon the exercise of the warrants for working capital.

SELLING STOCKHOLDERS
     The shares of common stock covered hereby consist of:
•	21,415,447 shares of our common stock that we issued to the selling stockholders in the private placement that closed on March 13, 2007; and

•	9,636,950 shares of our common stock to be issued to certain selling stockholders upon exercise of warrants to purchase common stock issued in the private placement.
     In connection with the registration rights we granted to the selling stockholders, we filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the shares of common stock offered by this prospectus from time to time on NASDAQ, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreement with the selling stockholders. The warrants held by the selling stockholders are exercisable at any time in whole or in part and expire on March 8, 2012.
     Beneficial ownership is determined in accordance with the rules of the SEC, and is based upon information provided by each respective selling stockholder, Forms 4, Schedules 13D and 13G and other public documents filed with the SEC. The number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares held by a selling stockholder prior to the private placement, plus (ii) all shares purchased by the selling stockholder pursuant to the private placement and being offered pursuant to this prospectus, as well as (iii) all shares underlying options or other derivative securities which are exercisable within 60 days of March 30, 2007, including the warrants purchased in the private placement. The percentages of shares owned after the offering are based on 54,387,843 shares of our common stock outstanding as of March 30, 2007, which includes the outstanding shares of common stock offered by this prospectus (but not the shares issuable upon exercise of the warrants purchased in the private placement).
     Unless otherwise indicated below, to our knowledge, all persons named in this table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.
     Except as noted in the footnotes below, none of the selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.
     The selling stockholders may sell some, all or none of their shares of common stock offered by this prospectus. We do not know how long the selling stockholders will hold their shares of common stock before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of common stock being offered hereunder other than the securities purchase agreement pursuant to which the selling stockholders purchased their shares of common stock from us. The shares offered by this prospectus may be offered from time to time by the selling stockholders, although the shares of our common stock underlying the warrants will not be eligible to be offered pursuant to this prospectus until the warrants are exercised. Accordingly, for purposes of this table, we have assumed that, after completion of the offering, the only shares that will continue to be held by the selling stockholders are those that were owned immediately prior to the private placement.
     The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (Securities Act), some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling stockholders may change over time. Unless otherwise indicated below, the address of each person listed below is c/o Neose Technologies, 102 Rock Road, Horsham, Pennsylvania 19044.

     The following table sets forth, to our knowledge, information about the selling stockholders as of March 30, 2007.

			Number of
			Shares of
	Number of	Number of	Common
	Shares of	Shares of	Stock
	Common Stock	Common	Underlying	Shares
	Beneficially	Stock	Warrants	Beneficially Owned
	Owned Prior to	Registered for	Registered for	After Offering
Name of selling stockholders	the Offering	Sale Hereby	Sale Hereby	Number	Percent
14159, L.P.	66,370	38,830	17,473	10,067	*
Abingworth Bioequities Master Fund Limited	1,866,337	1,287,129	579,208	—	—
Abingworth Bioventures V L.P.	1,722,772	1,188,119	534,653	—	—
Aries Domestic Fund II, LP	23,688	16,337	7,351	—	—
Aries Domestic Fund, LP	33,379	23,020	10,359	—	—
Arlene Holden Trust (1)	136,000	80,000	36,000	20,000	*
Atlas Master Fund, Ltd	207,729	143,261	64,468	—	—
Baker Biotech Fund I, L.P.	808,577	450,300	202,635	155,642	*
Baker Bros. Investments II, L.P.	17,881	2,719	1,224	13,938	*
Baker Brothers Life Sciences, L.P.	2,073,384	1,217,839	548,028	307,517	*
Baker/Tisch Investments, L.P.	49,082	22,986	10,344	15,752	*
BB Biotech Ventures II LP	3,589,108	2,475,247	1,113,861	—	—
Bristol Investment Fund, Ltd.	358,911	247,525	111,386	—	—
Caduceus Capital II, L.P.	710,500	490,000	220,500	—	—
Caduceus Capital Master Fund Limited	1,123,750	775,000	348,750	—	—
Cranshire Capital, L.P. (2)	215,347	148,515	66,832	—	—
Domain Partners V, L.P. (3)	4,434,129	2,418,125	1,088,156	927,848	1.7057%
Douglas Sharpe Crut (1)	5,015	2,700	1,215	1,100	*
Douglas Sharpe Trust (1)	47,375	25,500	11,475	10,400	*
DP V Associates, L.P. (3)	104,746	57,123	25,705	21,918	*
Henry Sharpe (1)	63,613	34,250	15,413	13,950	*
Henry Sharpe Crut (1)	5,015	2,700	1,215	1,100	*
Henry Sharpe Trust (1)	142,900	77,000	34,650	31,250	*
HFR SHC Aggressive Master Trust	143,550	99,000	44,550	—	—
Iroquois Master Fund Ltd.	179,455	123,762	55,693	—	—
Matthews Intl. Corp. Employees Retirement Plan (1)	127,431	60,297	27,134	40,000	*
Medical Strategy GmbH on behalf of PHARMA/wHEALTH	179,455	123,762	55,693	—	—
MHR Capital Partners (100) LP (4)	483,034	256,005	115,202	111,827	*
MHR Capital Partners Master Account LP (4)	4,055,152	2,219,242	998,659	837,251	1.5391%
MPM BioEquities Investors Fund LLC	14,549	6,517	2,932	5,100	*
MPM BioEquities Master Fund LP	1,050,243	488,533	219,840	341,870	*
Oppenheim Pramerica Asset Management S.à r.l. on behalf of FCP OP MEDICAL BioHe@lth-Trends	729,542	371,287	167,079	191,176	*
Otago Partners, LLC	107,673	74,257	33,416	—	—
Peggy Sharpe Trust (1)	95,330	51,400	23,130	20,800	*
Pleiades Investment Partners LP	966,916	219,593	98,817	648,506	1.1922%
Potomac Capital International LTD	937,082	212,738	95,732	628,612	1.1556%
Potomac Capital Partners LP	1,370,135	310,243	139,609	920,283	1.6918%
PW Eucalyptus Fund, Ltd.	81,200	56,000	25,200	—	—
Sarah Sharpe Crut (1)	18,940	10,200	4,590	4,150	*
Sarah Sharpe Trust (1)	56,915	30,700	13,815	12,400	*
Sharpe 1990 Grandchildrens Trust (1)	70,428	37,950	17,078	15,400	*
Sharpe Family Foundation (1)	69,820	37,600	16,920	15,300	*
Tang Capital Partners, LP	3,589,109	2,475,248	1,113,861	—	—
The Aries Master Fund II	50,606	34,901	15,705	—	—
UBS Eucalyptus Fund, LLC	812,000	560,000	252,000	—	—
Visium Balanced Fund, LP	754,049	520,034	234,015	—	—
Visium Balanced Offshore Fund, LTD	1,199,624	827,327	372,297	—	—
Visium Long Bias Fund, LP	339,634	234,230	105,404	—	—
Visium Long Bias Offshore Fund, LTD	1,088,074	750,396	337,678	—	—

TOTAL	36,375,554	21,415,447	9,636,950	5,323,157

*	Less than 1 percent.

(1)	Arlene Holden Trust, Douglas Sharpe Crut, Douglas Sharpe Trust, Sharpe Family Foundation, Henry Sharpe, Henry Sharpe Crut, Henry Sharpe Trust, Sharpe 1990 Grandchildrens Trust, Peggy Sharpe Trust, Sarah Sharpe Crut, Sarah Sharpe Trust and the Matthews Intl. Corp. Employees Retirement Plan are managed by Kopp Investment Advisors. Prior to the closing of our private placement of common stock and warrants in March 2007, Kopp Investment Advisors had voting and/or investment control over more than 10% of our outstanding common stock.

(2)	Mitchell P. Kopin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P, has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(3)	Mr. Brian Dovey, one of our directors, is a Managing Member of One Palmer Square Associate V, LLC, which is the general partner of Domain Partners V, L.P. and DP V Associates, L.P.

(4)	Mr. Mark H. Rachesky, M.D., one of our directors, is the managing member of MHR Advisors LLC which is general partner of MHR Capital Partners (100) LP and MHR Capital Partners Master Account LP.
PLAN OF DISTRIBUTION
     Each selling stockholder and any of his, her or its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of his, her or its shares of our common stock on NASDAQ or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Regulation (NASDR) Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.
     In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
     We are required to pay certain fees and expenses incurred by us incident to this registration statement and the registration of the shares generally. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.
     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect and (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (Exchange Act), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
LEGAL MATTERS
     The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania.

EXPERTS
     The financial statements of Neose Technologies, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements refers to our adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. We are a public company and file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s website at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the shares of common stock that are part of this offering are sold.
     The following documents filed with the SEC are incorporated by reference in this prospectus:
•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Current Reports on Form 8-K, filed with the SEC on January 16, 2007, March 9, 2007, March 13, 2007, March 15, 2007, March 16, 2007, March 20, 2007 and March 21, 2007, except, in each case, any information or exhibits included with regard to Item 2.02, which is furnished and not filed with the SEC;

•	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on February 7, 1996, as updated by the description included in our Current Report on Form 8-K filed with the SEC on May 14, 2004;

•	The description of rights to purchase preferred shares contained in the Registration Statement on Form 8-A filed with the SEC on October 1, 1997, as updated by the description included in our Current Report on Form 8-K filed with the SEC on May 14, 2004; and

•	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement; and

•	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part until the termination of this offering.

     You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus.
     In addition, we will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to our Corporate Secretary, c/o Neose Technologies, 102 Rock Road, Horsham, Pennsylvania 19044, or call (215) 315-9000.
     You should rely only on the information contained in this prospectus, including information incorporated by reference herein. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.